UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Herman Miller, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2010
Annual Meeting of Shareholders
Proxy Statement

Herman Miller, Inc., and Subsidiaries

August 31, 2010

Dear Fellow Herman Miller Shareholder,

With all the cutbacks and personal sacrifices of so many people and their families in our fiscal year 2010, we took significant steps to make sure Herman Miller will emerge stronger than ever from the most recent economic downturn. I believe we have come through the worst of it.

As I look back on the last year, I’m pleased that we were able to balance three things—the obligations we have to people who have invested in Herman Miller, keeping the talent we have, and investing in ways that broaden our markets. When we balance all of these things, we are making sure the Herman Miller community will thrive for years to come.

The core of our business continues to focus on serving the furniture needs of U.S. businesses. Over the past five years, however, we have made a deliberate and sustained effort to broaden our mix of customers and channels to market. We have pursued this direction through both internal development and acquisitions. The hard work and sacrifices of our employees enabled us to continue to invest in this long-term direction despite the recent challenging economic environment.

In June, 2009, we acquired Nemschoff, a $90 million manufacturer of healthcare furniture. In April, 2010, we acquired Colebrook Bosson Saunders, a design leader in ergonomic work tools. As a result, today, nearly 50% of our sales are to hospitals, learning environments, individuals at home, and customers in locations outside the U.S. While this more diverse customer base did not enable us to avoid the negative effects of the global recession, we believe it will provide greater opportunities for recovery and growth.

Our financial position

Notwithstanding the difficult business conditions we faced this fiscal year, our commitment to forward investment and aggressive restructuring paid off in the form of solid financial results. We maintained a robust R&D program by investing $33 million in product development. Over the past four years, our spending in this area has averaged 2.2% of sales. In fiscal 2010, approximately 23% of total revenue was derived from sales of new products introduced over the past four years.

We were aggressive in our efforts to adjust costs in line with business levels, recognizing $17 million in restructuring expenses during the year. As a result, we remained profitable and generated $99 million in cash flow from operations. We also took steps to reduce balance sheet risk by paying down $75 million of outstanding debt and increasing the funded status of our employee retirement obligations.

Despite this and $46 million in cash used for acquisitions, we ended the fiscal year with $147 million in cash and investments. These efforts and the resulting financial performance helped drive a 35% increase in our stock price during the fiscal year.

Other progress

Throughout the downturn, the development of new products has remained a critical element of our business strategy. At the Neocon tradeshow in Chicago in June, we introduced 18 new products and demonstrated in clear and visible ways that Herman Miller is on the march.

Among the most significant areas of change at this year’s show was Herman Miller for Healthcare. When you entered our new dedicated show space, it was clear that we are serious about servicing the needs of healing environments. We have a broad portfolio of capabilities to serve the entire hospital and a new innovation in a product called CompassTM, which was a highlight of the entire show. And the teamwork between the folks of Herman Miller, Nemschoff, and Brandrud was remarkable.

The Combined Herman Miller and Geiger showroom demonstrated, once again, our ability to deliver innovative products that solve real problems and are simply beautiful. The introduction of new chairs and tables from Geiger shows we can still lead the industry with designs that delight, and our new workstation products proved we can deliver beauty and function better than anyone.

We formally launched the ThriveTM Portfolio of ergonomic tools and tables. In doing so, we demonstrated that we can and will move quickly to find new areas to serve our traditional customers and dealers. And, our new tables and soft furnishings offered a clear demonstration that we intend to grow our presence in educational settings.

We hosted an invitation-only event to preview a new chair family we believe will set a new reference point for comfort, beauty and value. We plan to launch this chair at Orgatec in Europe this fall.

We became the first company in our industry (and one of the first in the world) to fuel 100% of our facilities with renewable energy. This past year we made significant progress toward our 2020 vision of having zero impact on the environment, and while we still have progress to make, we can see the finish line.

Many groups here continue to create a better world around our neighbors here in West Michigan and elsewhere. From Martin Luther King Day to Habitat houses to Women’s Day, the Herman Miller community truly connects with and improves the communities around us.

Thanks and farewell to Bill Pollard

After serving on our board of directors for 25 years, Bill Pollard, former chairman of ServiceMaster, is retiring.  Bill has been involved in some of the most formative years of Herman Miller, and he has been colleague, advisor, and advocate for our company to five Herman Miller CEOs.  We all thank him for his service and commitment.

1

Updating an interesting story

Two years ago, Herman Miller was one of six companies named to three meaningful lists—Fortune’s “Most Admired,” Fortune’s “100 Best Places to Work,” and Fast Company’s “Most Innovative.” This year, by coincidence, we were also one of only six companies to make all three lists (Fast Company’s list is now expanded to “Innovation All-Stars.”) The other five are Google, Microsoft, Intel, Qualcomm, and Cisco.

We must continue to do the things and stand for the things that placed us among such good company. We must continue—as our employees have made it possible for us to do—to move ahead, to progress, to become stronger as a community and a business.

Our business continues to change, we continue to diversify, we continue to look hard at where we are and where we need to go. Our job is to deal with reality—and remain committed and dedicated to creating a prosperous future for Herman Miller. We continue to live the values that have been our guide for almost 100 years.

Whether you are an employee, a customer, a shareholder, or a neighbor, we continue to work for a better world around you. Pursuing that goal is why we come to work and continue to find fulfillment here.

Sincerely,

Brian C. Walker

President and Chief Executive Officer

2

Notice of Annual Meeting of Shareholders

The annual meeting of the shareholders of Herman Miller, Inc. (the “Company”), will be held on October 11, 2010, by means of remote communication on the Internet at the Company’s website, www.hermanmiller.com, at 10:00 a.m. (EDT) for the following purposes:

1.	To elect three directors, each for a term of three years
2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm
3.	To transact such other business as may properly come before the meeting or any adjournment thereof

Shareholders of record at the close of business on August 13, 2010, will be entitled to vote at the meeting.

Please note that this year’s Annual Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

By visiting www.proxyvote.com on the Internet

And if you request paper materials
By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
By signing and returning your Proxy card

You may also vote at the meeting by faxing your Proxy to (616) 654-7218 before the polls are closed during the meeting. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in one of the ways listed above.

By order of the Board of Directors

Daniel C. Molhoek, Secretary to the Board  August 31, 2010

3  Herman Miller, Inc., and Subsidiaries

Table of Contents

5	Solicitation of Proxies and Voting
6	Election of Directors
6	Ratification of Appointment of Independent Registered Public Accounting Firm
7	Voting Securities and Principal Shareholders
8	Director and Executive Officer Information
9	Corporate Governance and Board Matters
15	Board Committees
16	Report of the Audit Committee
17	Compensation Discussion and Analysis
27	Executive Compensation Committee Report
28	Summary Compensation Table
29	Grants of Plan-Based Awards
30	Outstanding Equity Awards at Fiscal Year-End
31	Option Exercises and Stock Vested
32	Pension Benefits
32	Nonqualified Deferred Compensation
33	Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
35	Potential Payments upon Termination without Change in Control
37	Director Compensation
39	Equity Compensation Plan Information
39	Section 16(a) Beneficial Ownership Reporting Compliance
40	Certain Relationships and Related Party Transactions
41	Submission of Shareholder Proposals for the 2011 Annual Meeting
41	Miscellaneous

4    2010 Proxy Statement

Herman Miller, Inc.

855 East Main Avenue

PO Box 302

Zeeland, Michigan 49464-0302

Proxy Statement Dated August 31, 2010

This Proxy Statement and the accompanying Proxy, which are being made available to shareholders on or about August 31, 2010, are furnished to the shareholders of Herman Miller, Inc., in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 11, 2010 at 10:00 a.m. (EDT). Please note that this year’s Annual Meeting will be held via the Internet rather than in person.

How to Participate in the Electronic Meeting

In order to participate in this year’s Annual Meeting, please log on to www.hermanmiller.com and click on the “About Us” then “For Our Investors” section and the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 10:00 a.m. meeting to provide time to register and download the required audio software if needed. All shareholders will need to register by entering your name and, if you would like to ask a question during the meeting, you will also need to enter the 12-digit control number received with your Notice or Proxy. Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting. To submit questions, please access the Annual Meeting Webcast and select “Ask a Question.”

Solicitation of Proxies and Voting

Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the annual meeting. The use of proxies allows a shareholder to be represented at the annual meeting if he or she is unable to attend the meeting via the Internet.

You can vote by any of the following methods

●

Vote by Internet Before the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, record your vote. The deadline for internet voting is 11:59 p.m. (EDT) on October 10, 2010.

If you request paper materials you may also

●

Vote by Telephone  Call the toll free telephone number provided with your Proxy and, with the Proxy in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. (EDT) on October 10, 2010.

●	Vote by Mail Complete, date, and sign your Proxy. Mail it in the prepaid envelope provided so that it reaches us before October 11, 2010.
●

Vote by Facsimile During the Annual Meeting  You may vote by facsimile during the Annual Meeting prior to the announcement that the polls are closed. You may do so by faxing a marked and signed copy of your Proxy to 1-616-654-7218.

If your Proxy is properly executed, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy and for the proposal described in this Proxy Statement.

A Proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary of the company, (ii) executing and delivering a Proxy at a later date, or (iii) attending the meeting via the Internet and voting via fax. However, attendance at the meeting does not automatically serve to revoke a Proxy.

5    Herman Miller, Inc., and Subsidiaries

Election of Directors

The Board of Directors has nominated Dorothy A. Terrell, David O. Ulrich and Michael A. Volkema for election as directors, each to serve until the 2013 annual meeting. Each of the nominees previously has been elected as a director by our shareholders.

The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of people than the number of nominees named.

A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the three people who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors currently consists of twelve directors, of which ten are independent. In connection with the retirement of C. William Pollard, as of the date of the Annual Meeting, the Board will consist of eleven members. The maximum number of directors for the Board is thirteen. The Amended and Restated Bylaws of Herman Miller, Inc. require that directors shall be divided into three classes, each class to be as nearly equal in number as possible. Each class shall hold office until the third succeeding annual meeting and until their successors shall be duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending May 28, 2011. Representatives of Ernst & Young will be present at the annual meeting of shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of Ernst & Young requires the affirmative vote of a majority of the votes cast on this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Disclosure of Fees Paid to Independent Auditors

Aggregate fees billed to us for the fiscal years ended May 30, 2009 and May 29, 2010 by our independent registered public accounting firm, Ernst & Young, were as follows:

Fiscal Year Ended	May 30, 2009	May 29, 2010
Audit Fees(1)	1,251,050	1,226,600
Audit Related Fees(2)	30,600	35,000
Tax Fees(3)	32,850	296,895
All Other Fees	0	0
Total	$1,314,500	$1,558,495

(1)

Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports in Form 10-Qs, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for audits of employees benefits plans and accounting consultations that are unrelated to the audit or review of financial statements.
(3)	Includes fees billed for tax compliance, tax advice and, tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by Ernst & Young and other firms. This policy requires the Committee’s pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

6    2010 Proxy Statement

Voting Securities and Principal Shareholders

On August 13, 2010, we had 57,057,503 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 13, 2010, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of August 13, 2010, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP	4,487,518(1)	7.86
75 State Street
Boston, MA 02109
Ariel Investments, LLC	4,263,970(2)	7.47
200 East Randolph Drive, Suite 2900
Chicago, IL 60601
Columbia Wanger Asset Management, L.P.	3,692,100(3)	6.47
227 West Monroe Street , Suite 3000
Chicago, IL 60606
BlackRock Inc.	3,462,725(4)	6.07
55 East 52nd Street
New York, NY 10055

(1)

This information is based solely upon information as of June 30, 2010 contained in a filing with the SEC on August 16, 2010 by Wellington Management Company, LLP, including notice that it has sole voting power as to 3,028,717 shares, shared dispositive power as to 666,053 and sole dispositive power as to 3,821,465 shares.

(2)

This information is based solely upon information as of June 30, 2010 contained in a filing with the SEC on August 13, 2010 by Ariel Investments, LLC,  including notice that it has sole voting power as to 4,149,750 shares and sole dispositive power as to 4,263,970 shares.

(3)

 This information is based solely upon information as of June 30, 2010 contained in a filing with the SEC on August 4, 2010 by Columbia Wanger Asset  Management, L.P. including notice that it has sole voting power as to 3,532,100 shares and sole dispositive power as to 3,692,100 shares.

(4)

This information is based solely upon information as of June 30, 2010 contained in a filing with the SEC on August 9, 2010 by BlackRock, Inc. including notice that it has sole voting and dispositive power as to 3,462,725 shares.

7    Herman Miller, Inc., and Subsidiaries

Director and Executive Officer Information

Security Ownership of Directors

The following table shows, as of August 13, 2010, the number of shares beneficially owned by each of the nominees and directors, except for Brian Walker who is reported in Management Ownership below. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Mary Vermeer Andringa	53,354.09
Douglas D. French	47,409.08
Lord Brian Griffiths of Fforestfach	52,191.09
J. Barry Griswell	19,202.03
John R. Hoke III	13,142.02
James R. Kackley	56,534.10
Mark S. Nemschoff	2,041,666	3.58
C. William Pollard(3)	51,393.09
Dorothy A. Terrell	41,790.07
David O. Ulrich	111,953.20
Brian C. Walker	see table below
Michael A. Volkema	118,950.21

(1)

Shares shown for each director include the following number of shares which that director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 8,903 shares for Ms. Andringa; 31,037 shares for Mr. French; 25,605 shares for Lord Griffiths; 50,090 shares for Mr. Kackley; 22,668 for Mr. Pollard; 32,096 shares for Ms. Terrell; and 105,830 shares for Dr. Ulrich.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(3)	Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares.

Security Ownership of Management

The following table shows, as of August 13, 2010, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Brian C. Walker	528,862.93
Gregory J. Bylsma	25,052.04
Kenneth L. Goodson	70,882.12
Andrew J. Lock	106,598.19
Curtis S. Pullen	47,077.08
All executive officers and directors as a group (23 persons)	3,807,990	6.67

(1)

Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 265,977 shares for Mr. Walker; 20,414 shares for  Mr. Bylsma; 36,429 shares for  Mr. Goodson; 58,622 shares for  Mr. Lock; and 32,209 shares for Mr. Pullen.

(2)	Calculated based on the number of shares outstanding plus the option shares referred to in footnote (3) below.
(3)	Included in this number are 1,390,446 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

8    2010 Proxy Statement

Corporate Governance and Board Matters

Board Governance Guidelines

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines. These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets requirements. Our Guidelines also require the Board to have, among other committees, an Audit Committee, an Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualify as an independent director under the NASDAQ listing standards. Our Board Governance Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.

The Board Governance Guidelines relating to the offices of Chief Executive Officer (“CEO”) and Chairperson state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director who acts as a liaison between directors and the CEO/Chairman and who chairs meetings of the independent directors.”

Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. At this time, the Board has also chosen to utilize a lead independent director to chair meetings of the independent directors or if the Chairperson is not present.

The Board’s Role in Risk Oversight

The Company's management annually engages in an enterprise risk management process, the key output of which is a risk matrix that is intended to identify and categorize strategic risks. The matrix also identifies (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of this matrix is facilitated by the Company's Business Risk Group, through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the risk assessment process and results with the Audit Committee, and if applicable recommend what risks are being adequately addressed, directly or indirectly, on a regular basis and of what risks should be further discussed with the full Board or other committees and the appropriate form and timing of such discussions.

Under the Company's governance rules the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed and overseeing the processes for maintaining the integrity of the Company with respect to its financial statements, public disclosures and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to the various board committees as described in the committee charters.

The Board has delegated the oversight of the appropriateness of risk in compensation plans to the Executive Compensation Committee. During the year the Executive Compensation Committee asked management, in conjunction with the Company’s Business Risk Group, to review the Company’s compensation policies and practices to determine if those policies or practices are likely to have a material adverse impact on the Company. The Business Risk Group conducted its review and provided a report to management and the Executive Compensation Committee in June 2010. In conducting its review, management considered the structure of the compensation plans, the presence of risk mitigating features such as caps, multi-year earning provisions, multi-year vesting provisions and “clawbacks”, and the inter-relationship of the compensation structure and mitigating controls on the Company’s broader enterprise risk management matrix. Based on the review, and after consultation with Pearl Meyers and Partners, the Executive Compensation Committee’s independent advisor, management reported to the Executive Compensation Committee that the Company’s compensation policies and practices are not likely to create a material adverse impact on the Company.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at www.hermanmiller.com/code. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed. There were no waivers in fiscal year 2010. The Code of Conduct was updated in December 2009. This update addressed issues encountered in various international locations and includes language reflective of the Company’s commitment to comply with the Foreign Corrupt Practices Act, the Anti-Boycott Rules and fair labor practices and compliance initiatives worldwide. The code of conduct meets the requirements of the NASDAQ listing standards.

9    Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)

Determination of Independence of Board Members

As required by our Board Governance Guidelines, our Board has determined that each of our directors, other than Messrs. Walker and Nemschoff, qualifies as an “Independent Director,” as such term is defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board’s determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member’s relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules. Our Board also determined that each member of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

Meeting Attendance

Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. The annual meeting of shareholders is held via the internet and the directors are encouraged to join the webcast. Eight of our directors did so for our 2009 Annual Shareholders’ Meeting. During fiscal 2010, the Board held five meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, our Board met in executive sessions, without the presence of management, following the conclusion of each regularly scheduled Board meeting. These meetings were chaired by the Chairman, Mr. Volkema. In addition, following three of the four regularly scheduled Board Meetings, the independent directors met separately.

Communications with the Board

Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations

Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Board Governance Guidelines explain that the Company requires a high-performance board of directors whose members subscribe to our values and meet the specific resource needs of the business.  To that end, the Nominating and Governance Committee considers a diversity of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company’s history and culture, technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure and philosophy, and experience as a senior executive of a public company.  The Nominating and Governance Committee may consider such factors as race and gender as well as industry experience in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises.  The Nominating and Governance Committee is responsible with the Board for assessing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board.  These factors, and others as considered useful by the Nominating and Governance Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

10    2010 Proxy Statement

Corporate Governance and Board Matters (continued)

Other than the procedural requirements described above, the Board has not adopted a policy with regard to the consideration of director candidates nominated by shareholders. The Board believes that all candidates, by whomever nominated, should be evaluated in the same manner and under the same standards.

Information about the Nominees and Directors

Certain information with respect to the nominees for election at the Meeting, as well as each of the other Directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person held during the last five years, and the year in which each person became a Director of the Company. Additional information about each continuing Director is also included that describes some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors.

Nominees for Election as Director for Term to Expire in 2013
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Dorothy A. Terrell, 65	1997	Venture Partner, First Light Capital since April 2003	General Mills, Inc.
		President and CEO, Initiative for a Competitive	Lightbridge Inc.
		Inner City from April 2005 to June 2007

Ms. Terrell is a Partner at First Light Capital, a venture capital fund investing in early stage products and service companies in enterprise software and integration, communications and business-to-business e-commerce. Concurrent with her service to First Light Capital, she was President and CEO of the Initiative for a Competitive Inner City, a national not-for-profit organization. Ms. Terrell has over twenty years of experience in the technology industry. At NMS Communications she was Senior Vice President of Worldwide Sales and concurrently President of Platforms & Services Group. She was also a Corporate Officer at Sun Microsystems, Inc. and President of its subsidiary, SunExpress.

Ms. Terrell’s experience as a senior executive, her knowledge and service in the technology arena and service to other boards led the Board of Directors to recommend that she should serve as a director.

David O. Ulrich, 56	2001	Professor, University of Michigan since 1982	None

Dr. Ulrich has served as a professor of Business Administration at the University of Michigan since 1988. He also provides counsel to more than half of the Fortune 200 companies through his consulting firm, Global Counseling Alliance, focusing on strategic management and competitive advantage issues as well as human resource management and planning.

Dr. Ulrich’s academic research and consulting on strategic management and other business issues led the Board of Directors to recommend that he should serve as a director.

Michael A. Volkema, 54	1995	Chairman of the Board, Herman Miller, Inc.	Wolverine Worldwide, Inc.
		since October 2000	Champion Enterprises, Inc.
			Applebee’s

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000. He has also served as CEO and   President of the Company. Mr. Volkema has more than 20 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema’s knowledge of the Company’s history and culture, operational experience, board governance service and industry experience led the Board of Directors to recommend that he serve as a director and Chairman.

11    Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2012
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Douglas D. French, 56	2002	Managing Director, Santé Health Ventures	Emageon
		since June 2007	Old National Bancorp
		Principal, JD Resources, LLC
		from May 2004 to May 2007

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund since 2007. Prior to joining Sante’ Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the U.S. Mr. French has also served as CEO for St. Mary’s Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience including serving as a director for numerous public and private companies.

Mr. French’s governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, 45	2005	Vice President, Nike Global Design,	None
		since January 2010
		Vice President, Footwear Design, Converse, Inc.
		March 2008 to January 2010
		Vice President Global Footwear Design, Nike, Inc.
		July 2003 to March 2008

Since joining Nike, Inc. in 1993, Mr. Hoke has led the communication of Nike’s culture of creativity internally and externally. He is currently the Vice President of Global Design inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.

Mr. Hoke’s design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board discussions and decisions.

James R. Kackley, 68	2003	President and Chief Operating Officer,	PepsiAmericas Inc.
		Orion Energy Systems, Inc. July 2009 to May 2010	Orion Energy Systems, Inc.
		Director of various companies	Ryerson, Inc.
		May 2002 to July 2009

Prior to joining the Board of Directors, Mr. Kackley served as the Chief Financial Officer for Anderson Worldwide until 1999. He was also a Certified Public Accountant and the Managing Partner for Arthur Andersen for a number of its regional office groups including Northern Florida and the Midwest Region. Mr. Kackley is a member of the Board of Directors’ Audit Committee and also served on the Audit Committees of PepsiAmericas Inc. and Orion Energy Systems, Inc. and Ryerson, Inc.

Mr. Kackley’s financial and accounting expertise, his previous experience as a Certified Public Accountant, and service as a director of other leading U.S. companies allows him to provide valuable input to management and the Board of Directors.

12   2010 Proxy Statement

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2011
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Mary Vermeer Andringa, 60	1999	President and Chief Executive Officer	None
		Vermeer Corporation since February 2003

Since 1989, Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental and industrial equipment located in Pella, Iowa. Ms. Andringa’s tenure with Vermeer Corporation has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over 25 years of manufacturing experience, Ms. Andringa is currently the Vice-Chair of the National Association of Manufacturers which represents over 10,000 U.S. based manufacturing entities.

Ms. Andringa’s experience as a Chief Executive Officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives and her involvement in international product sales and distribution provides an important resource to management and the Board of Directors.

Lord Brian Griffiths	1991	International Advisor,	None
of Fforestfach, 68		Goldman Sachs International Limited and
		House of Lords, United Kingdom since 1991

Since 1991, Lord Griffiths has served as vice chairman of Goldman Sachs International and an International Advisor to Goldman Sachs concerned with strategic issues relating to their United Kingdom and Asian operations. He also serves as chairman of the European Middle East and Africa Audit Business Practice and Compliance Committee. Lord Griffiths currently serves as a director of a number of privately held corporations.

Lord Griffiths’ financial and accounting acumen, as well as his business expertise internationally, provides a unique perspective to Board deliberations.

J. Barry Griswell, 61	2004	President, Community Foundation of Greater	National Financial Partners Corp.
		Des Moines since July 2008	Principal Financial Group,
		Chairman of the Board, Principal Financial	Inc. and Principal Life
		Group, Inc. and Principal Life
		January 2002 to December 2008
		Chief Executive Officer, Principal Financial
		Group, Inc. and Principal Life
		January 2000 to May 2008
		President, Principal Financial Group, Inc.
		and Principal Life March 1998 to June 2006

Mr. Griswell is the former Chairman and Chief Executive Officer of the Principal Financial Group and Principal Life, a global financial services provider which offers a wide range of insurance and financial products and services. With more than 30 years of financial services experience, Mr. Griswell was the President and CEO of MetLife Marketing Corporation prior to joining the Principal Financial Group. He is a former director of the Principal Financial Group and non-executive chairman of its board of directors. Mr. Griswell is currently a director of National Financial Partners Corp.

Mr. Griswell’s financial expertise, governance experience and service as an executive of a publicly traded corporation make him a key contributor to the Board of Directors.

13   Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)

Directors Whose Terms Expire in 2011 (continued)
Name and Age	Year First Became a Director	Principal Occupation(s) During Past 5 years	Other Directorships of Public Companies held during Past 5 years
Mark S. Nemschoff, 64	2009	Consultant to Herman Miller, Inc. since June 2009	None
		President and Chief Executive Officer,
		Nemschoff Chairs, LLC 1973 to June 2009

Mr. Nemschoff has been a leader in the development of healthcare furniture and has championed the cause of solving furnishing issues in real time with an eye on continuous improvement. Under his direction, Nemschoff Chairs, LLC (acquired by the Company in 2009) became a leading healthcare furniture company specializing in made to order, custom product and unique solutions for patients and caregivers.

Mr. Nemschoff’s prior ownership of Nemschoff Chairs, LLC and experience in developing and manufacturing healthcare furniture enables him to be a valuable resource to management and the Board of Directors.

Brian C. Walker, 48	2003	President and Chief Executive Officer	Briggs & Stratton Corporation
		Herman Miller, Inc. since July 2004

Since 2004, Mr. Walker has served as President and Chief Executive Officer of the Company. Previously, he held other executive leadership positions with the Company having served as the Chief Operating Officer of Herman Miller Inc., President of Herman Miller North America and Chief Financial Officer. Mr. Walker is a Certified Public Accountant and serves on the Detroit Board of Directors of the Federal Reserve Bank of Chicago.

Mr. Walker is the only member of Company management on the Board of Directors, which provides an important link to the Company's ongoing business operations and challenges. Moreover, Mr. Walker’s knowledge of the Company’s history and culture, operational and executive leadership roles with the Company, accounting acumen and governance experience make him an important contributor to Board deliberations.

The Nominating and Governance Committee has not received any recommended nominations from any of our shareholders in connection with our 2010 annual meeting. The nominees who are standing for election as directors at the 2010 annual meeting are incumbent directors and each was recommended by the committee.

14   2010 Proxy Statement

Board Committees

Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:

Nominating and Governance Committee

We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), Lord Brian Griffiths of Fforestfach, and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the chairman of the board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The committee met four times during the last fiscal year.

Executive Committee

We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, James R. Kackley, C. William Pollard and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met five times during the last fiscal year.

Audit Committee

We have an Audit Committee comprised of James R. Kackley (chair), Mary V. Andringa and C. William Pollard. Mr. Kackley is qualified as and serves as the “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices and internal controls on behalf of the Board of Directors. The committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year. The June 2010 meeting included an annual review of the committee’s written charter.

Executive Compensation Committee

We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), Douglas D. French, and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, approves the grants of employee stock options and other equity awards, and acts as the administrative committee for our employee stock option and long-term incentive plans. A description of the committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement. The committee met five times during the last fiscal year.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee is or has been an officer or employee of the company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

15   Herman Miller, Inc., and Subsidiaries

Report of the Audit Committee

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the company, the audits of the company’s financial statements and management’s assessment of the company’s internal controls, the qualifications of the public accounting firm engaged as the company’s independent registered public accounting firm, and the performance of the company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on the Company's website at
http://www.hermanmiller.com/MarketFacingTech/hmc/about_us/Investors/audit_committee_charter.pdf

The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for providing an opinion on the effectiveness of the company’s internal control over financial reporting.

We have reviewed—and discussed with management and Ernst & Young LLP—the company’s audited financial statements for the year ended May 29, 2010, management’s assessment of the effectiveness of the company’s internal controls over financial reporting, and Ernst & Young LLP’s evaluation of the company’s internal controls over financial reporting.

We have discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (which superseded Auditing Standards No. 61, Communication with Audit Committees Concerning Independence, as amended)

We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst and Young LLP's communications with the Audit Committee regarding independence and we have discussed with Ernst & Young LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended May 29, 2010, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2011. The Board is recommending that shareholders ratify that selection at the annual meeting.

James R. Kackley (chair)          Mary Vermeer Andringa          C. William Pollard

16   2010 Proxy Statement

Compensation Discussion and Analysis

Overview of Compensation Program

The Executive Compensation Committee of the Board (the “Committee”) is responsible for establishing the executive compensation programs at Herman Miller, Inc. (the “Company,” “us” or similar pronouns). The Committee seeks to insure that the compensation paid to the Company’s corporate officers is fair, reasonable, competitive and consistent with our compensation philosophy.

The Company is required to provide information regarding our compensation policies and decisions for our President and Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the three other most highly compensated executive officers. We refer to our CEO, CFO and the other highly compensated executive officers for whom disclosure is required collectively as our “Named Executive Officers” or “NEOs.” This Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.

The Executive Compensation Committee

The Committee is comprised of three directors, each qualifying as an independent director under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under Herman Miller’s corporate governance guidelines and further each member qualifies as a non−employee Director for purposes of Rule 16b−3 under the Securities Exchange Act of 1934.

The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company officers, including the NEOs, and to act as the Administrative Committee for the Company’s key executive compensation plans.

The Committee is responsible for recommendations to the full Board with respect to all aspects of the annual compensation of the Company’s President and Chief Executive Officer. The Committee, based upon recommendations from our CEO, approves the annual compensation for all other corporate officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and Chief Executive Officer establishes the base salary of all other company executives. The Committee establishes any performance objectives for the Economic Value Added (EVA®) Incentive Cash Bonus Plan and the equity-based compensation plans, which cover the President and Chief Executive Officer, Corporate Officers, and executive employees of the company.

The Committee does not set compensation for the Board of Directors. The Nominating and Governance Committee is responsible for reviewing, and recommending to the Board of Directors, the amount and form of payment of director compensation including that of the Chairman.

Compensation Philosophy and Objectives

Our compensation philosophy, as formulated by management and endorsed by the Committee and by our Board of Directors, is to allow for an appropriate level of compensation variability that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and Company.  Consistent with this philosophy, the key objectives of our executive compensation program are to:

•   Link a material portion of executives’ total annual compensation directly to the Company’s performance

•   Reinforce our values, build corporate community, and focus employees on common goals

•   Align the interests of executives with the long-term interests of shareholders

•   Attract, motivate, and retain executives of outstanding ability.

The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with compensation that approximates the market median compensation for their position based upon the data provided by Towers Watson (as described later in the Benchmarking of Compensation section). The compensation program is also intended to have the portion of a Corporate Officer’s compensation determined by the Company’s performance increase as the responsibility and authority of the Corporate Officer increases. The Committee believes that the compensation program through the use of base salary, annual incentive cash bonus and long-term incentives operates in a manner consistent with these objectives and rewards performance that generates both consistent and long-term enhancement of shareholder value. The compensation program and its various elements are described in more detail in the section entitled Elements of the Compensation Program.

17   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

External Consultants

During fiscal year 2010, the Committee retained Pearl Meyers and Partners as independent compensation consultants to the Committee. Pearl Meyers was not permitted to provide other consulting services to the Company. The independent services which Pearl Meyers provided to the Committee included reviewing the elements of compensation of the President and Chief Executive Officer, as well as the other Corporate Officers, and comparing those elements to the Company’s compensation philosophy and objectives and to the market practices for such compensation. Pearl Meyers concluded that the compensation program established for those officers is consistent with the Company’s compensation philosophy and objectives and with market practices.

The Company retains Towers Watson to provide benchmarking data and compensation consulting services to management and, from time to time, other specialized work as may be required, such as conducting a review of retirement or other benefit programs. With the approval of the Committee, Towers Watson in 2010 also provided consulting services to the Company including consulting services concerning certain aspects of executive compensation.

Benchmarking of Compensation

To ensure that executive compensation is competitive in the marketplace, the Committee uses benchmarking data to compare our compensation programs to general market pay practices. The Committee chooses to benchmark compensation levels against industrial companies in general as it minimizes the potential volatility of market pay data due to changes in database/survey participation or mergers/acquisitions; lessens the impact that a single entity can have on the overall data; provides a more consistent result; and better reflects the market in which the Company competes for executive talent. The Committee believes the competitive market for executive talent in which the Company operates is the general corporate talent market, not just the office furniture or West Michigan talent markets.

Towers Watson annually presents the Committee with benchmarking data, market practices and trends to provide appropriate context for the Committee’s deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO’s recommendations are based on the Towers Watson information, his evaluation of the individual’s performance, the Company’s performance and other factors. The Committee’s approval of the CEO’s recommendations as to the compensation of Corporate Officers (other than the CEO) is based upon the Committee’s review of the information from Towers Watson relative to market pay, advice from Pearl Meyers and their own judgment, including their judgment on the relative performance of both the Company and its executives. Based upon these same factors relative to the CEO’s performance and the independent advice of Pearl Meyers, the Committee makes a recommendation to the full board for the CEO’s compensation. The Board of Directors determines the compensation of the CEO.

Towers Watson in 2010 used the following survey sources when analyzing the market competitiveness pay levels of Corporate Officers; Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report, and the Mercer Executive Database (collectively these are referred to as “Published Survey Data”). The Published Survey Data is used to determine competitiveness of base pay, cash incentive bonus and long term incentive awards. Towers Watson uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations managed by our individual NEOs. The entities within the comparator groups were not disclosed to the Company.

Towers Watson compares the base salary, target total cash and target total direct compensation of each NEO to the 25th, 50th (market median) and 75th percentile of the Published Survey Data or Towers Perrin Executive Compensation Database for a comparable benchmark position. Each of the compensation elements is explained in more detail below. Positions are benchmarked based upon comparability of responsibilities and the annual revenues of the operations managed.

The Committee annually reviews executive information provided by Towers Watson which reflects the total direct compensation to the NEOs and also information relating to the other elements of compensation including payments under severance or change in control obligations. The Committee uses this information to help it determine that the Company’s compensation program is consistent with market norms and with our compensation philosophy and the objectives referenced above.

The Committee, based upon its experience, the compensation information, the benchmarking data, the proxy statement compensation information of our direct competitors and advice from Pearl Meyers has determined that total compensation for each NEO in fiscal 2010 was appropriate, reasonable and consistent with the Company’s compensation philosophy and objectives as described above.

18   2010 Proxy Statement

Compensation Discussion and Analysis (continued)

Elements of the Compensation Program

Our Corporate Officer compensation package includes five distinct elements:

1.	Base Salary
2.	Annual Executive Incentive Cash Bonus
3.	Long-Term Equity Incentives
4.	Retirement and Health Benefits
5.	Perquisites and Other Executive Compensation Plans

These five elements form an executive’s total compensation package. The first two elements form an executive’s total cash compensation and the first three elements form an executive’s total direct compensation package. It is the Company’s goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer’s total direct compensation.

Each element of total direct compensation is benchmarked to the prevailing market. However, globally, in certain circumstances local practices related to long-term incentives and bonuses may be significantly different than those applicable to the Company as a whole. In those circumstances, the Company attempts to accommodate local practices but emphasizes consistency in the application of its long-term incentive programs and adjusts base and bonus so as to maintain total direct compensation in an amount that is consistent with the Company’s compensation philosophy. The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with a total direct compensation package that approximates the market median compensation for such position based upon the data provided by Towers Watson. However, because of the performance based nature of the Annual Executive Incentive Cash Bonus and the Long-Term Equity Incentives, actual compensation of the NEOs may vary from market rates from year to year.

As a result of impact of the recession upon the Company’s performance, the Committee temporarily reduced the NEO compensation programs for 2009 and 2010. The Committee, given the improving economic outlook for 2011, has approved returning 95% of their normalized base pay and partially reversing last year's reductions to their long-term equity incentive grants, which changes are described below. The Committee determined that the total direct compensation (base salary, target incentive cash bonus and target long-term incentive grant) for each NEO for 2010 and 2011 is within the benchmarked range, given the NEO’s performance, position and the Company’s performance.

Base Salary

The CEO evaluates each of the Corporate Officers annually and makes recommendations to the Committee for base salary. The base salary of the CEO is set by the Board of Directors. In general, but subject to individual circumstances, base salaries reflect market rates for comparative positions and the NEO's level of proficiency and performance.  The base salary of NEOs assessed by the CEO and the Committee to be proficient is generally targeted at the market median of the Published Survey Data. The base compensation of NEOs with less experience in general would be below the market median and those judged to be performing at a level higher than proficient generally would be above the market median. The Committee in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Base Salary in 2010

The base salaries for the NEOs for 2010 reflect the temporary reductions implemented during fiscal year 2009 and continued throughout all of fiscal 2010.

Effective July 21, 2008 the Board and the Committee set NEOs’ base salary for fiscal 2009. The base salary of Brian C. Walker was set by the Board at $720,000.  This base salary was approved by the Board of Directors based upon Mr. Walker’s excellent performance in driving the operating results of the Company in the previous fiscal year. Gregory J. Bylsma was appointed chief financial officer in February, 2009 and his base salary set at $250,000 which reflected the fact that he was new in his position. The base salary for Kenneth L. Goodson, Executive Vice President-Operations was set by the Committee at $270,000 and reflected the Committee’s determination that he continued to perform well in his position. The base salary of Andrew J. Lock was set at $330,000 and reflected the Committee’s determination that Mr. Lock continued to meet all the requirements of his role as Chief Administrative Officer. Effective April 1, 2010 Mr. Lock assumed the role of President Herman Miller International and his base salary continued at the existing level. The base salary of Curtis S. Pullen was set by the Committee at $350,000. This base salary reflected Mr. Pullen’s role as chief financial officer for the first part of fiscal 2009 and was maintained upon his subsequent appointment as President of North American Office and Learning Environments.

In fiscal 2009 and 2010 the Company and the economy continued to endure a period of severe economic stress. As the depth of the recession became clear, the Committee and the Board approved recommendations from the Executive Leadership Team to temporarily reduce the Base Salary (and Long Term Incentives) for most Corporate Officers including the NEOs described above. Effective January 1, 2009, the Committee and the Board, with the support of management, temporarily reduced the compensation of the members of the Executive Leadership Team, except for Brian Walker by five percent (Mr. Walker’s base salary was reduced by 10%) and then effective

19   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

March 9, 2009 the Committee and Board approved a second temporary reduction for most of the NEOs and a 10% reduction in base salary for the other Corporate Officers. After this reduction the effective base salary of Brian Walker was $583,200, the effective base salary of Greg Bylsma was $225,000, the effective base salary of Ken Goodson was $230,850, the effective base salary of Andy Lock was $282,150, and the effective base salary of Curt Pullen was $299,250.

The reductions were implemented consistent with the Committee’s philosophy that base salary should in part reflect the Company’s business performance. None of the changes in base salary reflected a change in the individual performance of the NEOs.

Also effective March 9, 2009 the Company implemented a reduced work schedule for most other salaried employees under which the employees worked nine out of every ten weekdays. The Company implemented this work schedule in response to the economic downturn. The schedule results in an effective 10 percent reduction in pay for those employees impacted by the change. In connection with that reduced schedule, the Committee adopted at management’s recommendation a salary replacement plan that would recover some of the reduced compensation for those employees when the Company exceeded certain operating income goals. Members of the Executive Leadership Team, including NEOs were not eligible to participate in this plan.

Base Salary in 2011

The Board and the Committee have decided to not grant general merit increases to the Company’s employees including most of the NEOs for fiscal 2011, but did approve returning the salaried employees, including all of the NEOs, to 95% of their normalized base salaries. The Board and Committee have approved returning all hourly employees to their normal work schedule.  Salaried employees have returned to their normal work schedule at 95% of their normalized base salary and such employees other than the Executive Leadership Team (including all of the NEOs) will continue to participate in the salary replacement plan which will allow the participants to receive up to their normalized base salary. The NEOs will not participate in a base salary reduction bonus program. The Committee also approved an increase in Greg Bylsma’s normalized base salary to $300,000. The increase in Greg Bylsma’s normalized base salary reflects the completion of his first full year as Chief Financial Officer. As of July 19, 2010, the effective base salary of Brian Walker is $684,000, the effective base salary of Greg Bylsma is $285,000, the effective base salary of Ken Goodson is $256,500, the effective base salary of Andy Lock is $313,500, and the effective base salary of Curt Pullen is $332,500.

Each of the normalized base salaries set for the NEOs by the Committee were within the range established for their performance in position.

Annual Executive Incentive Cash Bonus

The annual executive incentive cash bonus for the Corporate Officers is paid pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected executives based upon the performance of the Company during the fiscal year. The annual Incentive Cash Bonus is reported in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Compensation.” Payments are made following the end of the fiscal year.

The measure of performance for the Incentive Cash Bonus is EVA. EVA in general terms is equal to the Company’s net operating income after subtraction of taxes and a charge for capital. The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company’s return on capital investments relative to its cost of capital, is an effective means of evaluating and rewarding executive performance.

Under the Executive Incentive Cash Bonus Plan a participant is assigned an Incentive Cash Bonus target expressed as a percentage of his or her base pay, and the actual bonus payment is determined by comparing the actual improvement in EVA achieved by the Company against expected improvement. The expected improvement is the dollar amount of EVA improvement necessary to earn the targeted EVA bonus. The interval is the dollar amount of EVA change, either above or below the expected improvement, necessary to either double the EVA bonus amount or reduce it to zero.

The actual Incentive Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets described below. The Committee normally sets the EVA targets for 3 year periods. The current 3 year period expired at the end of fiscal 2010. The Incentive Cash Bonus earned by participants is expected over time to average 100% of his or her individual target. The target Incentive Cash Bonus percentage for the NEOs generally is set so that the incentive cash bonus at on-target performance will equal 100% of the market median bonus amount for comparable positions as shown in the Towers Perrin Executive Compensation Database, although as explained earlier, base pay and bonus may be adjusted in order to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior corporate officers more variable with the Company’s performance.

The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except that those elements of the plan relating to the CEO (including target percentage payment) are approved by the Board. The Committee approves participants in the plan, the target payment percentage, the EVA improvement goals and the cost of capital. The Audit Committee at the end of each fiscal year approves the calculation of EVA results for the year and the EVA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation. The EVA targets for 2010 were an expected improvement of $9 million and an interval of $32 million. The cost of capital in 2010 was 10.5%.

20   2010 Proxy Statement

Compensation Discussion and Analysis (continued)

The Committee has determined that in the light of the current uncertain economic conditions that it would establish EVA targets for 2011 only, rather than for the normal 3 year period The EVA targets for 2011 are an expected improvement of $19 million, an interval of $19 million and the cost of capital will be 10.5%

Incentive Cash Bonus for 2010

The Incentive Cash Bonus payment target percentages for NEOs in fiscal 2010 ranged from 100% of base salary for the CEO to 60% of base salary for other NEOs and were based upon consolidated EVA for the entire Company. For fiscal 2010 participants in the Executive Incentive Cash Bonus Plan received no Incentive Cash Bonus payments as the Company’s EVA performance was below the required threshold for a payout.

Incentive Cash Bonus for 2011

For fiscal 2011, the Committee has approved basing a portion of certain NEO’s incentive cash bonus based upon business unit operating results. The payment target percentage for our CEO and NEOs remained unchanged from 2010. The incentive cash bonus for Brian Walker, Ken Goodson and Greg Bylsma remain 100% based upon consolidated EVA for the entire company. The incentive cash bonus for Andy Lock and Curt Pullen will be based 25% upon the modified EVA driven metrics of their respective business units and 75% upon the consolidated EVA. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.

Long−Term Incentives

In 2004 our shareholders approved our Long-Term Incentive Plan (LTI Plan). The plan authorizes the Company to issue stock, restricted stock, options, restricted stock units, and other forms of equity-based compensation (Long-Term Incentive Grants). The key objectives of making Long-Term Incentive Grants under the LTI Plan are:

•   To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.
•   To provide an appropriate equity award to the next level of executives where market data would support their inclusion in an annual equity award plan.
•   To assist the achievement of our share ownership requirements.
•   To attract, retain and reward key employees.

We believe that a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executives have a significant stake in the long-term success of Herman Miller. The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants under the LTI Plan, except that the Board approves the grants to the CEO.

The LTI Plan allows for the issuance of options with a reload feature. A reload feature permits an option holder who exercises an option to receive an additional (reload) option in connection with the exercise of an existing option. The reload option has an exercise price equal to the price at which the existing option was exercised and represents a number of shares equal to the number of shares traded in to exercise the option and to pay the taxes on the exercise of the option. The reload feature exists in option grants made before fiscal year 2007. The Committee, beginning in fiscal year 2007, discontinued the practice of issuing new options with reload features.

At its June meeting each year the Committee normally grants the awards for the fiscal year just ended and it sets the target LTI awards for the current fiscal year, determines the types of awards to be used, and sets the performance criteria, if any, for receiving the awards. The Committee in granting any awards also determines if any applicable performance measures have been met. This CD&A will discuss four separate Committee actions with respect to the LTI awards described in the following matrix. The values shown in the Summary Compensation Table and the Grant of Plan-Based Awards reflect the grants awarded in 2010.

Description of Action	Date Action taken	Award relates to
Grants awarded in 2010	July 2009	Fiscal year ended May 2009
Target awards established for 2010	July 2009	Fiscal year ended May 2010
Grants awarded in 2011	July 2010	Fiscal year ended May 2010
Target awards established for 2011	July 2010	Fiscal year ending May 2011

21   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

LTI Grants in fiscal year 2010 (July 2009)

At the June and July 2009 meetings (the beginning of fiscal 2010) the Committee and the Board made LTI awards for the just completed 2009 fiscal year and established target values for LTI grants to be made with respect to fiscal year 2010.

The target LTI grants established in July 2009 were the basis for the grants actually made in July 2010. For NEOs (other than Ken Goodson) the target value was expressed as a percentage of his or her normalized base salary.

The actual LTI grants awarded in July 2009 were divided; one-third restricted stock units, one-third market priced stock options, and one-third to be selected by the participant between the two forms of equity awards, except for the grants to the CEO and to Ken Goodson. The LTI grant to Brian Walker, CEO consists entirely of options. The LTI grant to Ken Goodson consists entirely of RSUs pursuant to his retention agreement which is described in the Termination and Retention Payments section. The Committee believes that allowing the NEOs to have some flexibility in modifying the mix between options and RSUs gives the NEOs a greater sense of deriving value from the awards. The Committee believes limiting the LTI award to the CEO to options in this difficult economic environment is an appropriate method to link the risk and reward associated with his LTI compensation to the Company’s performance.

The Committee and Board in June and July 2008 had set target LTI grant values. Prior to the grants being awarded in July 2009, they reduced the value of the LTI grants to be awarded to NEOs with respect to fiscal 2009 to 50% of the target value. The reduction from target value reflects the performance of the Company and the weak overall economic conditions during fiscal year 2009 and do not reflect a change in the performance of any individual NEO.   The value of the LTI grants actually made in July 2009 as a percent of base salary (including options and restricted stock units) was 112.5% for Brian Walker, 50% for Curt Pullen, Andy Lock and Greg Bylsma. For Ken Goodson the grant was set at $103,000. The values of these grants are reflected in both the Summary Compensation Table and the Grants of Plan-Based Awards Table. The characteristics of the restricted stock units and options are more fully described below.

The key features of the restricted stock units and options awarded in fiscal year 2010 are as follows:

Restricted Stock Units: The restricted stock units (RSUs) consist of units representing the right to receive shares of Herman Miller, Inc. common stock.  These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years. If the employee leaves the company for any reason other than death, disability, retirement or termination without cause, vesting of the units will stop and any unvested units will be forfeited.  RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units.

Stock Options: The options vest equally over three years, have a ten year life and are priced at fair market value on the date of grant.

The following table discloses the actual awards received by the NEOs based upon determination by the Board for Mr. Walker, the retention agreement for Mr. Goodson and upon elections made by the other NEOs with respect to the awards received in July 2009 (fiscal 2010) with respect to fiscal 2009.

Name	Number of Options	Option Exercise Price	Restricted Stock Units
Brian Walker	121,236	$15.74
Greg Bylsma	7,984	$15.74	3,163
Ken Goodson			6,544
Andy Lock	16,849	$15.74	3,338
Curt Pullen	12,993	$15.74	5,148

LTI Grants Awarded in FY 2011 (July 2010)

The Committee and Board at their June and July 2010 meetings awarded the LTI grants with respect to fiscal 2010. The Committee-approved LTI grant awards again consist of options and RSUs with the features described above. The value of the LTI grants for fiscal year 2010 were 75% of the target value tentatively established for each participant for fiscal year 2010 to be applied against normalized salary (before the temporary reductions imposed as cost saving measures). The target values for fiscal year 2010 as a percent of normalized base salary for the Long-Term Incentive Grants (including options and restricted stock units) remained unchanged from fiscal year 2009 for all NEOs. The value of the actual LTI grants made in July 2010 for fiscal year 2010 therefore as a percent of normalized base salary  was 168.75% for Brian Walker, 75% for Curt Pullen, Andy Lock, and Greg Bylsma and 67.5% for Ken Goodson. Brian Walker's award consists solely of stock options and Ken Goodson’s award consists solely of restricted stock units. The awards for all other participants consisted of one-third stock options, one-third restricted stock units and one-third to be selected by the participant between the two forms of equity awards. The change in the actual award percentage to 75% of target value reflects the weak overall economic conditions during fiscal year 2010 and Committee and Board’s perception of the relative overall performance of the Company during fiscal 2010. The changes do not reflect a change in the performance of any individual NEO. Options granted in July 2010 have the same characteristics as those granted in July 2009.

The restricted stock units (RSUs) consisted of units representing the right to receive shares of Herman Miller, Inc. common stock. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after three years. If the employee leaves the company for any reason other than death, disability, retirement or termination without cause, during the three year vesting period any unvested units are forfeited. If an employee dies, becomes disabled or is terminated for reasons other than cause during the

22   2010 Proxy Statement

Compensation Discussion and Analysis (continued)

three year period then a prorated portion of the shares will vest. If an employee retires during the first 12 months after grant, one-twelfth of the grant will be eligible for vesting for each month that the employee works and those shares eligible for vesting will vest at the end of the three year period, provided the employee does not accept employment with a competitor. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units.

The following table discloses the actual awards received by the NEOs based upon determination by the Board for Mr. Walker, the retention agreement for Mr. Goodson and upon elections made by the other NEOs with respect to the awards received in July 2010 (fiscal 2011) with respect to fiscal 2010.

Name	Number of Options	Option Exercise Price	Restricted Stock Units
Brian Walker	179,008	$17.30
Greg Bylsma	13,812	$17.30	5,419
Ken Goodson			10,535
Andy Lock	18,232	$17.30	7,153
Curt Pullen	19,337	$17.30	7,587

LTI Awards Target for FY 2011 (July 2010)

The Committee and Board at their June and July 2010 meetings established target values for the LTI grants for fiscal 2011 (the actual awards will be approved in June and July 2011 and will be granted in July 2011). The Committee-approved target LTI grant awards will result in actual grants in July 2011 and the grants will again consist of options and restricted stock awards with the features described above. The target values for fiscal year 2011 as a percent of normalized base salary for the Long-Term Incentive Grants (including options and restricted stock units) is 225% for Brian Walker, 100% for Curt Pullen and Greg Bylsma, 75% for Andy Lock and 90% for Ken Goodson. The Committee reduced the value of the target grant to Andy Lock to be 75% of his normalized base salary. The reduction in the value of the target grants to Andy Lock reflects the benchmarking data for his new position as President of Herman Miller International. The grants to Ken Goodson reflect his retention arrangement with the Company. The grants to Ken Goodson will consist entirely of RSUs. The value of the LTI awards actually awarded in July 2011 remains subject to adjustment at the discretion of the Committee and the Board.

Practices Concerning Grant Dates

Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year. The number of restricted stock units is determined using the closing price for the Company’s common stock on the date of grant and the number of options is based on the Black-Scholes valuation method described in the footnote to the Long-Term Incentive Grants table. The Company does not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The Company’s year-end financial information is normally disclosed through a press release in the third week of June.  The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Plans

Health Plans

The Company maintains a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region.

Retirement Plans

The Company maintains broad based retirement plans available for all non-union employees in the United States. Our employees in England and who are union members are covered by separate defined benefit retirement plans. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all non-union U.S. employees.

The retirement plans include:

•   The Herman Miller, Inc. Retirement Income Plan
•   The Herman Miller, Inc. Profit Sharing and 401(k) Plan
•   The Herman Miller Limited Retirement Benefits Plan

23   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

Retirement Income Plan: The Herman Miller, Inc. Retirement Income Plan (Cash Balance Plan) is what is known as a hybrid plan. Under the Plan the Company accrues a benefit for the participant which is expressed as a fixed dollar amount (cash balance). The Company credits each employee’s account with an amount equal to 4% of his or her salary, up to the maximum salary level permitted by the Internal Revenue Service (currently $245,000). Each account is also credited with hypothetical interest earning pegged to a predetermined benchmark (for fiscal 2010 interest was credited at 3.76%).

Profit Sharing Plan:  The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. The Company annually makes a contribution to the profit sharing portion based upon the Company’s EVA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary.  Based upon our EVA results, the actual percentage contributed for fiscal year 2010 was 0%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted. The Company normally matches up to half of the amount deferred by the employee up to the first 6% of the employee’s compensation contributed. Beginning March 9, 2009 the Company suspended matching payments to the plan.

Herman Miller Limited Retirement Plan:  Herman Miller Limited, the Company’s wholly owned UK subsidiary maintains an average final pay pension plan for all of its retirees. Under the plan each employee is entitled to a normal basic pension equal to an equivalent of 1/70th of final pensionable salary for each complete year of service. The pension is subject to a maximum of 40/70ths of final pensionable salary. Effective June 1, 2009 the Company received the consent of the participants in the UK plan to suspend further benefit accruals under the plan. This plan was reinstated in June 2010.

Perquisites and Other Executive Compensation Plans

Perquisites

The Company is conservative in its approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites and the Committee has adopted a policy which specifically restricts the use of corporate aircraft for non-business purposes. We provide a limited number of perquisites to Corporate Officers. The Company normally provides each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. In fiscal year 2010 the dollar amount of these benefits awarded was $20,000 for the CEO and  $12,000 for each of the other NEOs.

The Company does not normally provide non-business-related use of chartered aircraft for Corporate Officers and none was provided in 2010.

The Company in 2010 did provide the NEOs and all other Corporate Officers with the opportunity to purchase certain additional disability insurance and to obtain comprehensive physicals paid for by the Company.

Deferred Compensation Plans

In 2008 the Committee discontinued use of the Non-qualified Deferred Compensation Plan and approved the Herman Miller, Inc. Executive Equalization Retirement Plan.

The Non-qualified Deferred Compensation Plan allowed selected employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50% of the incentive cash bonus payment. The matching payment vests over three years and vesting is dependent upon the executive remaining employed with the Company. Amounts deferred are converted into units having the same value as the Company’s stock and are credited with amounts at the same rate as the Company’s dividend on its common stock. Units are converted into shares of the Company’s common stock at the time of distribution. Only one executive, Brian Walker, elected to participate in the Non-qualified Deferred Compensation Plan in fiscal 2007. The vesting on the Company matching contribution is shown on the 2010 Summary Compensation Table under All Other Compensation.

The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2008. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All of the NEOs are currently allowed to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts the Company would have contributed to the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(k) Plan had the employee’s compensation not been above the statutory ceiling (currently $245,000). Investment options under this plan are the same as those available under the 401(k) Plan except for Company stock which is not an investment option under this plan. For that part of fiscal year 2009 before March 9, 2009, the Company’s contribution was equal to 50% of the participant’s retirement savings contributions until the matching contribution for the NEO brought the Company’s contribution credited to the Executive Equalization Retirement Plan, the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(k) Plan up to the amount necessary to accomplish the “mirroring.”  On March 9, 2009 the Company in conjunction with the suspension of matching contributions to the Profit Sharing and 401(k) Plan also suspended the “mirroring” profit sharing and 401(k) contributions under the Executive Equalization Plan. Company contributions for amounts deferred in fiscal 2009 prior to the suspension were made in 2010 and appear in the 2010 Summary Compensation Table under All Other Compensation.

24   2010 Proxy Statement

Compensation Discussion and Analysis (continued)

Executive Long Term Disability Plan

The plan covers 60% of the rolling two year average of executive incentive compensation.  Executives are eligible to participate when they have earned over $6,000 in annual executive incentive compensation.  This benefit continues as long as the executive is disabled until age 65.  The monthly benefit is capped at $10,000.  The executive can maintain the plan by paying Unum, the provider, directly when they leave the Company.

Deductibility of Compensation

The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the company’s CEO, CFO and the other three most highly paid executives. Under IRS certain guidelines compensation that qualifies as “performance based” is not subject to this limit. During fiscal 2010 approximately $1,300,000 of compensation received by Brian Walker did not meet the requirements for deductibility. This non-deductible compensation primarily resulted from the vesting of a stock grant made to Mr. Walker in fiscal year 2005. Going forward we do not anticipate paying compensation that does not meet the IRS guidelines for deductibility as “performance based” compensation.

Stock Ownership Guidelines

The Committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the Company, as it helps link the interests of senior management and company shareholders. Stock ownership requirements apply to the nine members of the Executive Leadership Team for the Company. Under these requirements, the President and Chief Executive Officer must own shares of company stock with an aggregate market value of at least six (6) times base salary, Corporate Officers having a Long-Term Incentive Plan target equal to 100% of base salary must own shares of Company stock with an aggregate market value of at least four times their respective base salaries and  all other direct reports to the CEO must own shares with an aggregate market value of three times their respective base salaries.

All participants must achieve their ownership requirement over a five-year period from the date of their appointment to the position. The Committee reviews the NEOs’ progress toward these goals annually during the Company’s fourth quarter. Ownership for the purpose of the guidelines is defined to include shares owned by the executives, as well as shares held in the Company’s Profit Sharing and 401(k) plan, restricted stock and restricted stock units (both vested and unvested), and deferred accounts for his or her benefit. Stock options and unissued performance shares are not included in the calculation of an executive’s total ownership. If a participant fails to meet the ownership guidelines within the specified period half of his or her Incentive Cash Bonus will be paid in the form of Company stock until the guideline is met.

An executive who has met the minimum expectation of ownership of the Company’s stock as approved by the Board or the Board Executive Compensation Committee within five years of assuming his or her key leadership position shall be certified as compliant with the Executive Stock Ownership Guidelines. Assuming no reduction in that ownership position, such executive shall continue to be compliant with the original certification in the event of temporary market fluctuations in Company stock price that would cause the value of the executive’s stock to fall below the approved Stock Ownership Guidelines.

Impact of Prior Compensation in Setting Elements of Compensation

Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO’s current total level of compensation. The Committee tracks all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI plan.

Impact of Restatements Retroactively Impacting Financial Goals

The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.

Post−Employment Compensation

Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentives payments continue to vest if the NEO leaves employment as the result of death, disability or retirement.

25   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

Termination and Retention Payments

All of the NEOs are “at will” employees. This means that they can be discharged at any time and for no reason. The Company has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than malfeasance or voluntary separation. For 2010 the severance payments for each NEO would have been equal to 18 months of base salary. The Committee’s determination as to the amount of severance payments is the result of benchmarking our practices to the Published Survey Data.  In addition, the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit the Company’s employees during the salary continuation period.

In fiscal 2008 Ken Goodson entered into a three year retention agreement with the Company. He received a retention grant of 9,422 shares of the company stock which cliff vested in July 2010. Under the agreement he also received a cash bonus, in addition to his Incentive Cash Bonus, of $15,000 per year and his LTI annual grant was fixed at $206,000 per year and was awarded solely in RSUs. The Committee in January 2010 provided Ken Goodson with a new two year retention arrangement with the Company under which his normalized LTI grant will be equal to 90% of his normalized base salary and consist entirely of RSUs and he will continue to receive the additional annual bonus of $15,000. In December 2009 he also received a retention grant of 3,000 shares of Company stock to cliff vest on June 1, 2012 provided he remains with the Company.

Change in Control Agreements

Each NEO is party to a change in control agreement with the Company. In 2006 the Committee retained Frederic W. Cook to review the existing change in control agreements and to advise it on whether the continued use of such agreements was appropriate and if so whether the agreements were consistent with competitive practices. Frederic W. Cook advised the Committee that the continued use of change in control agreements is appropriate and that the amounts payable under the agreements were consistent with market practice. In 2006 the Company entered into new change in control agreements with the NEOs and certain other Corporate Officers and executives. The new form of change in control agreement is found under Exhibit 10 in the Company's consolidated  financial statements for the fiscal year ended June 2, 2007, included in our Annual Report on Form 10-K.

The Committee believes that the use of change in control agreements is appropriate as they help insure a continuity of management during a threatened take-over and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the compensation information provided annually to the Committee.

The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.

26   2010 Proxy Statement

Executive Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair)          Douglas D. French          John R. Hoke III

27   Herman Miller, Inc., and Subsidiaries

Summary Compensation Table

The summary compensation table below shows the compensation for the Named Executive Officers “NEO” for the fiscal year ended May 29, 2010 (“Fiscal 2010”), May 30, 2009 (“Fiscal 2009”) and May 31, 2008 (“Fiscal 2008”). The details of the Company’s executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian C. Walker	2010	583,200			756,028		12,300	100,835	1,452,363
President and Chief Executive Officer	2009	668,685		497,308	994,618		13,578	184,649	2,358,838
	2008	664,615		687,298	687,283	908,349	12,964	111,355	3,071,864
Gregory J. Bylsma(5)	2010	225,000		49,786	49,788		8,122	8,971	341,667
EVP and Chief Financial Officer	2009	201,542		16,537	33,063		8,683	7,605	267,430
Kenneth L. Goodson(6)	2010	230,850	15,000	153,253			20,308	26,446	445,857
EVP Operations	2009	257,179	15,000	205,997			23,712	56,558	558,446
	2008	259,327	15,000	506,001	111,050	212,993	23,539	40,965	1,168,875
Andrew J. Lock(7)	2010	282,150		52,540	105,070		113,241	24,497	577,498
President, Herman Miller International	2009	313,956		104,428	208,848			49,157	676,389
	2008	313,654		201,611	100,805	257,489	135,837	38,247	1,047,643
Curtis S. Pullen	2010	299,250		81,030	81,024		11,915	25,957	499,176
EVP and President, North American Office	2009	325,029		86,666	173,335		12,882	47,094	645,006
and Learning Environments	2008	262,500		49,989	50,002	200,427	12,988	23,393	599,299

(1)

Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 14, in the Company’s consolidated financial statements for the fiscal year ended May 29, 2010,included in our Annual Report on Form 10-K.

(2)	Reflects bonus payments under our Annual Executive Incentive Cash Bonus Plan earned by the NEOs during the reported year and paid in the following fiscal year.
(3)

Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company’s Retirement Plans. For Fiscal 2009, Mr. Lock’s change in the Herman Miller, Inc. Retirement Income Plan was $10,431 and his change in the Herman Miller, UK Pension Plan was ($42,809).

(4)	The amounts in this column for all other compensation are described in the table below.
(5)	Fiscal 2009 was the first year Mr. Bylsma was a named executive officer.
(6)	A $15,000 annual bonus was approved by the Compensation Committee as part of Mr. Goodson’s retention arrangement.
(7)	On April 1, 2010 Mr. Lock assumed the role of President, Herman Miller International. Prior to that he served as Chief Administration Officer.

	Bundled Benefits(a)	Dividends on restricted stock	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Nonqualified Deferred Compensation Contribution(b)	Total Other Compensation
Brian C. Walker	30,206	2,200	2,809	11,605	54,015	100,835
Gregory J. Bylsma	7,225		720		1,026	8,971
Kenneth L. Goodson	12,000	895	3,899		9,652	26,446
Andrew J. Lock	7,240		3,549		13,708	24,497
Curtis S. Pullen	12,000		2,176		11,781	25,957

(a)

Bundled Benefits includes accounting fees, cell phone fees, club dues, family travel, financial planning, home office expenses, vehicle expenses, and life insurance. Mr. Walker’s benefits include the approved amount for calendar 2010 plus carryover for calendar 2009.

(b)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

28   2010 Proxy Statement

Grants of Plan-Based Awards

The Grant of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2010 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2010. The CD&A provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan. (The LTI grants are discussed in the CD&A under the heading LTI Grants Awarded in 2010).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock of Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian C. Walker	07/20/09								121,236	15.74	756,028
		0	583,200	1,166,400
Gregory J. Bylsma	07/20/09							3,163			49,786
	07/20/09								7,984	15.74	49,788
		0	135,000	270,000
Kenneth L. Goodson	07/20/09							6,544			103,003
	12/14/09							3,000			50,250
		0	138,510	277,020
Andrew J. Lock	07/20/09							3,338			52,540
	07/20/09								16,849	15.74	105,070
		0	169,290	338,580
Curtis S. Pullen	07/20/09							5,148			81,030
	07/20/09								12,993	15.74	81,024
		0	179,550	359,100

(1)

Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets.

(2)

The awards dated 07/20/09 represent restricted stock units consisting of units representing the right to receive share of Herman Miller, Inc common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years except that of Mr. Goodson's dated 07/20/09 which cliff  vests after one year. The award dated 12/14/09 is a retention grant described in the Termination and Retention Payments section of the Compensation Discussion and Analysis.

(3)	Each option has a term of ten years and vests pro rata over three years.
(4)	Stock options are awarded at an option price not less than the market value of the Company’s common stock at the grant date in accordance with the LTI Plan.
(5)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718.

29   Herman Miller, Inc., and Subsidiaries

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 29, 2010. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Brian C. Walker	06/27/05	18,709		33.517	06/27/15	6,457	124,168
	07/24/06	20,066		30.536	07/24/16	8,495	163,359
	10/30/06	8,589		34.510	07/05/10
	10/30/06	3,616		34.510	06/29/11
	10/30/06	33,430		34.510	04/23/12
	07/24/07	45,163	22,587	31.840	07/24/17			21,586	415,099
	07/21/08	40,999	82,009	25.520	07/21/18			19,487	374,735
	07/20/09		121,236	15.740	07/20/19
Gregory J. Bylsma	04/23/01	2,500		25.100	04/23/11
	06/29/01	431		24.200	06/29/11
	04/23/02	2,800		25.000	04/23/12
	05/19/04	1,400		23.870	05/19/14
	06/27/05	2,495		33.517	06/27/15	174	3,346
	07/24/06	2,676		30.536	07/24/16	189	3,634
	07/24/07	1,816	908	31.840	07/24/17			620	11,923
	07/21/08	1,363	2,726	25.520	07/21/18			648	12,461
	07/20/09		7,984	15.740	07/20/19	3,175	61,055
Kenneth L. Goodson	07/05/00	4,900		27.359	07/05/10
	04/23/02	17,000		25.000	04/23/12
	04/16/04	3,272		27.160	06/29/11
	06/27/05	7,796		33.517	06/27/15	2,690	51,729
	07/24/06	8,361		30.536	07/24/16	3,540	68,074
	07/24/07							6,470	124,418
	07/24/07					9,422	181,185
	07/21/08							8,072	155,225
	07/20/09					6,569	126,322
	12/14/09					3,000	57,690
Andrew J. Lock	06/27/05	12,473		33.517	06/27/15	4,305	82,785
	07/24/06	13,378		30.536	07/24/16	5,663	108,899
	07/24/07	6,625	3,312	31.840	07/24/17			6,332	121,764
	07/21/08	8,609	17,220	25.520	07/21/18			4,092	78,689
	07/20/09		16,849	15.740	07/20/19	3,351	64,440

30   2010 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End (continued)

Curtis S. Pullen	06/27/05	4,178		33.517	06/27/15	1,442	27,730
	07/24/06	4,481		30.536	07/24/16	1,897	36,479
	07/24/07	3,286	1,643	31.840	07/24/17			1,570	30,191
	07/21/08	7,145	14,292	25.520	07/21/18			3,396	65,305
	07/20/09		12,993	15.740	07/20/19	5,168	99,381

(1)

Options granted on 07/20/09, 07/21/08, 07/24/07, 07/24/06 and 06/27/05 vest in three equal annual installments beginning on the first anniversary of the grant date. Options granted prior to 06/27/05 or in connection with a reload vest 100 percent on the one year anniversary date of the award except for those granted on 04/23/02 which vest ratably over two years and those granted on 04/23/01 which vest at the end of two years.  Options granted on 10/30/06 reflect options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. Reload options allow for the purchase of shares of Company stock equal to the number of shares that were exchanged upon exercise of the underlying option. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option.

(2)

Awards issued on 06/27/05 and 07/24/06 vest 100 percent on the five year anniversary date of the award. The 07/24/07 and 07/20/09 awards vest 100 percent on the three year anniversary of the award except for Mr. Goodson's 07/20/09 award which vests 100 percent on the one year anniversary. The 12/14/09 award is a retention grant and vests on 06/01/12. Except for Mr. Goodson's awards dated 07/24/07 and 12/14/09, these awards reflect credited dividends.

(3)	Assumes a stock price of $19.23 per share, which was the closing price of a share of Common Stock on the last trading day of the fiscal year, May 29, 2010.
(4)

The performance share units represent shares of the Company’s common stock and are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant. The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period.

Option Exercises and Stock Vested

This table provides information on the number and value of (1) options exercised in Fiscal 2010 (of which there were none), and (2) the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brian C. Walker			100,000	1,692,000
Gregory J. Bylsma
Kenneth L. Goodson
Andrew J. Lock
Curtis S. Pullen

(1)	Value based on the closing market price of the Company’s common stock on the vesting date.

31   Herman Miller, Inc., and Subsidiaries

Pension Benefits

The Pension Benefit table which is below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2010. The retirement plans are described in the CD&A.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian C. Walker	Herman Miller, Inc. Retirement Income Plan	21	142,512
Gregory J. Bylsma	Herman Miller, Inc. Retirement Income Plan	9	52,349
Kenneth L. Goodson	Herman Miller, Inc. Retirement Income Plan	23	324,504
Andrew J. Lock(1)	Herman Miller, Inc. Retirement Income Plan Herman Miller Limited Retirement Plan	8 12	69,539 586,658
Curtis S. Pullen	Herman Miller, Inc. Retirement Income Plan	19	124,664

(1)	Mr. Lock was covered from 1990-2002 under the UK Pension Plan and from 2002-2010 under the Retirement Income Plan.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below provides certain information relating to our two defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	46,656	54,015	274,056		1,258,142
Gregory J. Bylsma	4,500	1,026	1,243		14,174
Kenneth L. Goodson	13,851	9,652	9,278		94,355
Andrew J. Lock	16,929	13,708	11,435		121,300
Curtis S. Pullen	17,955	11,781	26,567		134,828

(1)

Amounts in this column represent the deferral of base salary earned in fiscal 2010.  The amounts identified in this column are also reported in the Summary Compensation Table under Salary for Fiscal 2010.

(2)	Amounts in this column represent the Company’s contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.
(3)	Amounts reflect increases in value of the employees account during the year, based upon deemed investment of deferred amounts.

The Company’s Non-qualified Deferred Compensation Plan, which was terminated on fiscal 2007, allows certain employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vests over 3 years and vesting is dependent upon the executive remaining employed with the Company. Amounts deferred are converted into units having the same value as the Company’s stock and are credited with amounts at the same rate as the Company’s dividend on its common stock. Units are converted into shares of the Company’s common stock at the time of distribution.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008. The plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed had the employee’s compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant.

32   2010 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control

The following tables quantify both the estimated payments that would be made to each NEO in the event of his/her termination by the Company without cause, and in the event of his/her termination under circumstances that would trigger payments under the change in control agreements. The tables also provide information regarding the incremental amounts that would have vested and become payable on May 29, 2010 if a change in control occurred on that date or if the NEO’s employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, retirement or in connection with a change in control in which a termination occurs are illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.

Assumes termination occurs at end of Fiscal Year 2010 (May 29, 2010)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Brian C. Walker	Cash Severance				1,080,000	3,499,200
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	247,936	247,936		247,936	287,532
	Performance Shares (at target)
	Unexercisable Options					423,114
	Total	247,936	247,936		247,936	710,646
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				29,292	58,585
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				54,292	83,585
	Total	247,936	247,936		1,382,228	4,293,431
Gregory J. Bylsma	Cash Severance				375,000	720,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	23,549	23,549		23,549	68,026
	Performance Shares (at target)
	Unexercisable Options					27,864
	Total	23,549	23,549		23,549	95,890
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				22,556	30,074
	Outplacement				25,000	25,000
	Tax Gross-Ups					366,750
	Total				47,556	421,824
	Total	23,549	23,549		446,105	1,237,714

33   Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control
Kenneth L. Goodson	Cash Severance				405,000	763,101
	Prorated Annual Incentive
	Equity
	Restricted Stock	229,648	229,648		229,648	238,875
	Restricted Stock Units	211,732	211,732		211,732	246,126
	Performance Shares (at target)
	Unexercisable Options
	Total	441,380	441,380		441,380	485,001
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				22,411	29,882
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				47,411	54,882
	Total	441,380	441,380		893,791	1,302,984
Andrew J. Lock	Cash Severance				495,000	926,698
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	183,721	183,721		183,721	256,117
	Performance Shares (at target)
	Unexercisable Options					58,803
	Total	183,721	183,721		183,721	314,920
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				26,813	35,751
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				51,813	60,751
	Total	183,721	183,721		730,534	1,302,369
Curtis S. Pullen	Cash Severance				525,000	960,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	83,794	83,794		83,794	163,579
	Performance Shares (at target)
	Unexercisable Options					45,346
	Total	83,794	83,794		83,794	208,925
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				24,524	32,698
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				49,524	57,698
	Total	83,794	83,794		658,318	1,226,623

(1)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

34   2010 Proxy Statement

Potential Payments upon Termination without Change in Control

The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.

The Executive Long Term Disability Plan provides a monthly benefit to an executive of 60% of their 2 year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of May 29, 2010 as long as they are disabled or until age 65.

Potential Payments upon Termination in Connection with Change in Control

In Fiscal 2010 each NEO was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us in order to be entitled to a payment.

The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company’s stock, (2) when a majority of the Board of directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company’s assets or a liquidation in which the Company does not maintain certain control thresholds.

An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) loses his or her employment with the Company for reasons other than cause or voluntary termination, (2) the responsibilities of his or her job are significantly reduced, (3) the base salary or bonus he or she receives is reduced, (4) the benefits he or she receives are reduced by more than 5 percent, (5) the location of his or her job is relocated more than 50 miles from its current location, or (6) the obligations of the change in control agreement is not assumed by any successor company.

If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to 3 times the amount described below and in the case of all other NEOs the payment is equal to 2 times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.

The Company has the obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986. However, if a reduction of 5 percent in the separation payments to the executive would prevent them from being subject to the excise tax, the Company may reduce the payments up to 5 percent but only to the extent necessary to avoid the imposition of the excise tax.

In order to receive the payments the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.

Accelerated Vesting upon Death, Disability, Retirement or Change in Control

Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the American Jobs Creation Act of 2004.

Key Executive Deferred Compensation Plan

The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.

35   Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination without Change in Control (continued)

Long-Term Incentive Plan

The Long-Term Incentive Plan provides that all unvested options, restricted stock units and performance shares vest and become immediately exercisable in the event of a change in control. The measurement period for performance shares ends as of the date of a change in control and the number of performance shares actually vesting is determined by the Company’s average EVA performance during the shortened measurement period.

Options granted under the LTI Plan to the extent vested at the date of death, disability or retirement, remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment.

In all other cases the options terminate 3 months after the termination of employment. Restricted stock units vest ratably up to the date of termination if an employee dies, becomes disabled, or is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original 5 year (3 year for the 2009 awards) vesting period. If an employee retires the grant of restricted stock units will continue to vest over the original vesting period, provided the employee is available to provide 10 hours per quarter of consulting services and does not work for a competitor.

Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original 3 year vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year 100 percent of the target performance share grant is subject to vesting.

The Executive Incentive Cash Bonus Plan

The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year in order to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year in order to receive a bonus. The employee’s bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EVA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

36   2010 Proxy Statement

Director Compensation

The following Director Compensation table provides information on the compensation of each director for fiscal year 2010. The standard compensation of each director is $108,000. This remains at a ten percent reduction from 2008. The audit committee chair receives an additional $17,500, the executive compensation committee chair receives an additional $10,000 and the nominating and governance committee chair receives an additional $7,500. The chairman of the Board of Directors receives additional annual compensation of $180,000 (reduced from $305,000 in 2008 and $205,000 in 2009) and is eligible to participate in the Company’s health insurance plan. Brian Walker, the Company’s CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual retainer and any chairperson fee (collectively, the “Annual Fee”) is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below, valued as of January 15 of each year; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her fee in one of the permissible forms of equity.

Stock Option Plan

We have in effect a Stock Option Plan under which non-employee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.

Deferred Compensation Plan

We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account.  The account is held in a Rabbi Trust.  Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director.  The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.

Stock Ownership Guidelines

Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other

Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company’s business travel insurance policies and under the Director and Officer Liability Insurance Policy.

Perquisites

Some Directors’ spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director.

37   Herman Miller, Inc., and Subsidiaries

Director Compensation (continued)

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Mary Vermeer Andringa	10,000	98,000					108,000
Douglas D. French	108,000						108,000
Lord Brian Griffiths of Fforestfach	108,000						108,000
J. Barry Griswell	118,000						118,000
John R. Hoke III	54,000	54,000					108,000
James R. Kackley	125,500						125,500
Mark S. Nemschoff	108,000					268,526	376,526
Dorothy A. Terrell	57,750		57,750				115,500
David O. Ulrich	8,000	100,000					108,000
Michael A. Volkema	300,500						300,500

(1)

The amounts shown in the “Fees Earned or Paid in Cash” column include amounts which may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts which they would otherwise receive as director fees. Amounts deferred are credited with earnings at the same rate as the dividend on the Company’s stock. Directors at the time of deferral elect the deferral period. The units together with the earnings on the units are converted to shares of the Company’s common stock at the end of the deferral period and are distributed to the director at the end of the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal year 2010 ten directors contributed a portion of their fees to the fund.

(2)

Amounts represent the aggregate grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 14, in the Company’s consolidated financial statements for the fiscal year ended May 29, 2010,included in our Annual Report on Form 10-K.

(3)	See “Certain Relationships and Related Party Transactions” section below regarding the terms and conditions of Mr. Nemschoff's Executive Consulting and Noncompete Agreement with the Company.

As of May 29, 2010, each Director had the following aggregate number of outstanding options :

Name	Aggregate Number of Outstanding Options
Mary Vermeer Andringa	8,903
Douglas D. French	31,037
Lord Brian Griffiths of Fforestfach	25,605
J. Barry Griswell
John R. Hoke III
James R. Kackley	50,090
Mark S. Nemschoff
Dorothy A. Terrell(1)	41,053
David O. Ulrich	105,830
Michael A. Volkema

(1)	Included in the aggregate number of outstanding options for Ms. Terrell are 8,957 options granted during the fiscal year with a grant date fair value of $57,750.

38   2010 Proxy Statement

Equity Compensation Plan Information

As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. In addition, we maintain the Nonemployee Officer and Director Stock Option Plan, Long Term Incentive Plan, 2000 Employee Stock Option Plan, Employees’ Stock Purchase Plan, and various employee ownership and profit sharing plans under which common stock is authorized for issuance to employees and directors in exchange for services.

The 2000 Employee Stock Option Plan is our only equity compensation plan under which common stock is authorized for issuance that has not been approved by our shareholders. Under the 2000 Employee Stock Option Plan, each full- or part-time employee of the company, or any U.S. or Canadian subsidiary, and certain foreign subsidiaries who was not eligible to participate in the Long-Term Incentive Plan, received a one-time, nontransferable grant of a nonqualified stock option to purchase 100 shares of our common stock, at the fair market value of the shares on the grant date. The options were not exercisable until after one year of continuous employment from the grant date and remain exercisable until the earlier of 10 years after the grant date or three months after termination of employment (other than termination due to of retirement, disability, or death, which events allow for a longer exercise period). The Board is sensitive to dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the options granted under this plan against the authorized shares available under the Long-term Incentive Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of May 29, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,008,734	$25.56	6,241,425(2)
Equity compensation plans not approved by security holders	163,170	$27.25
Total	3,171,904	$25.66	6,241,425

(1)	We have not granted warrants or rights applicable to this chart.
(2)

The number of shares remaining available for future issuance under our plans for awards other than options is limited to 12 percent of the shares authorized by shareholders. There are 325,280 shares remaining available for future issuance for awards other than options.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year.

39   Herman Miller, Inc., and Subsidiaries

Certain Relationships and Related Party Transactions

The Board of Directors has adopted a policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide that committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Committee if the transaction would impact that director’s status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Committee to the full Board of Directors.

In order to approve a transaction under the policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is either less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

J. Barry Griswell is the Chairman of the Board of Directors and Chief Executive Officer of Principal Financial Group, Inc. During fiscal 2007, management submitted a request to the Nominating and Governance Committee to approve a proposed transaction under which the Principal Financial Group would provide Family Medical Leave Act (FMLA) and short-term and long-term disability management work on behalf of the Company. Mr. Griswell did not participate in the bid process or discuss the proposal with management of the Company. Based upon management’s recommendation, the Committee determined that the proposed transaction was in the best interest of the Company and its shareholders and approved the proposed transaction. Under the terms of the transaction, Principal Financial Group will provide FMLA administration, short-term disability and long-term disability for a period of three years at an annual rate of approximately $1.5 million for each of the three years of the contract.

In December 2007 the Company sought bids in connection with $200 million in Private Placement Notes. Nineteen different bids were received totaling approximately $400 million in subscriptions. One of the bids received was from the Principal Financial Group. Mr. Griswell did not participate in the bid process or discuss it with management of the Company. Based upon the pricing of their bid and management’s recommendation, the Committee determined that the transaction did not constitute a conflict of interest and was in the best interest of the Company and its shareholders. The Committee approved the inclusion of the Principal Financial Group, Inc. for $8 million within the current Debt Private Placement.

Effective June 24, 2009, the Company acquired all of the equity interests of Nemschoff Chairs, LLC, the majority, beneficial owner of which was Mark Nemschoff.  In connection with that transaction, Mr. Nemschoff was appointed to the Board of Directors of the Company and entered into an Executive Consulting and Noncompete Agreement.  Under the terms of that Agreement, Mr. Nemschoff has agreed to provide consulting services to the Company on a substantially full-time basis with the purpose of facilitating the transition and integration of Nemschoff Chairs with the Company as well as participating with strategic planning and business development.  The agreement is for a term of two years and provides for an annual consulting fee of $275,000 and certain health insurance and fringe benefits.  Also, in connection with that transaction, the Company entered into a lease agreement with an entity that is indirectly controlled by Mr. Nemschoff.  The premises, consisting of approximately 90,000 square feet, is to be leased by the Company for a period of five years at an annual base rent of $240,000.  Finally, also in connection with the transaction, the Company entered into a three-year supply agreement with Colby Metal, Inc., an entity indirectly controlled by Mr. Nemschoff, for the supply of certain light gauge sheet steel and tubular fabrication and/or paint equipment, products and services.

40   2010 Proxy Statement

Submission of Shareholder Proposals for the 2011 Annual Meeting

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2011 annual meeting of shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than May 3, 2011.

Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting.  These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2011 annual meeting must be received in writing by our secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 13, 2011 and no later than July 13, 2011.  The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.  As of August 31, 2010, no proposals to be presented at the 2010 annual meeting have been received by us.

Miscellaneous

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended May 29, 2010, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2010 Annual Meeting of Shareholders and the 2010 Annual Financial Statements as well as the Proxy Statement and our Report on Form 10-K both filed with the Securities and Exchange Commission are available, without charge, upon written request from the Secretary of the company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States http://www.computershare.com

By Order of the Board of Directors

Daniel C. Molhoek, Secretary to the Board August 31, 2010

41   Herman Miller, Inc., and Subsidiaries

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